SCHEDULE A

INVESTMENT ADVISORY AGREEMENT

FUND	FUND EFFECTIVE DATE
Schwab California Municipal Money Fund (Formerly Schwab California Tax-Exempt Money Fund)	November 5, 1990

Schwab U.S. Treasury Money Fund	November 5, 1991

Schwab Value Advantage Money Fund	February 7, 1992

Schwab Retirement Advantage Money Fund (Formerly Schwab Institutional Advantage Money Fund)	November 26, 1993

Schwab Investor Money Fund (Formerly Schwab Retirement Money Fund)	November 26, 1993

Schwab New York Municipal Money Fund (Formerly Schwab New York AMT Tax-Free Money Fund)	November 10, 1994

Schwab Government Money Fund	October 20, 1997

Schwab New Jersey Municipal Money Fund (Formerly Schwab New Jersey AMT Tax-Free Money Fund)	January 20, 1998

Schwab Pennsylvania Municipal Money Fund	January 20, 1998

Schwab Massachusetts Municipal Money Fund (Formerly Schwab Massachusetts AMT Tax-Free Money Fund	April 21, 2003

Schwab Cash Reserves	July 9, 2004

Schwab Advisor Cash Reserves	July 9, 2004

Schwab AMT Tax-Free Money Fund	November 1, 2006

Schwab Treasury Obligations Money Fund	April 2, 2012

Schwab Variable Share Price Money Fund	January 20, 2016

THE CHARLES SCHWAB FAMILY OF FUNDS		CHARLES SCHWAB INVESTMENT MANAGEMENT, INC.

By:	/s/ Brett H. Wander	By:	/s/ Marie Chandoha
Name:	Brett H. Wander	Name:	Marie Chandoha
Title:	Senior Vice President, Chief Investment Officer – Fixed Income	Title:	President and Chief Executive Officer

Dated as of January 20, 2016